Exhibit 99.2

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services and Shell Sign
Bullwinkle Decommissioning Deal
New Orleans, La., February 1, 2010 — Today, Superior Energy Services, Inc. (NYSE: SPN) (“Superior”) announces it now has ownership of Shell’s Gulf of Mexico Bullwinkle platform, and related assets. Superior will plug and abandon the 29 wells associated with Bullwinkle, which is the deepest fixed-leg production platform on the Outer Continental Shelf. Installed in 1988, Bullwinkle produces 4,000 barrels of oil equivalent per day and serves as a processing hub for third parties.
Superior has also sold a 49% interest in the assets to Dynamic Offshore Resources, LLC, which will operate the field. The Bullwinkle platform will be decommissioned at the end of its economic life, and Shell has agreed to pay Superior an undisclosed amount once decommissioning is complete.
Terry Hall, Chairman and CEO of Superior Energy Services, Inc. stated, “We appreciate the confidence that Shell has shown in our body of work and our ability to plan, manage and execute well intervention and decommissioning projects. We look forward to utilizing our well intervention assets — including subsea assets (vessels and remotely operated vehicles) from our recently announced acquisition of Hallin Marine — for all aspects of work that will be performed during the remaining life of the property.
“Our plan for this property includes efficiently producing the remaining reserves, maintaining the platform’s production-handling capabilities for the various subsea fields that it serves, and plugging the substantial majority of the wells within the next few years. In addition, subsea tiebacks could increase given Bullwinkle’s strategic location, its large hydrocarbon processing capacity, continued high exploration interest in the area and the favorable economics associated with processing production through an existing structure.”
John Hollowell, Executive Vice President of Deep Water for Shell, said, “Bullwinkle was a record-breaking project that served Shell and the industry well and enabled us to step out into the frontier of the deeper waters of the Gulf of Mexico. I can still remember how impressive it was to watch Bullwinkle’s steel jacket sail offshore from the Texas coast. We now leave Bullwinkle in the capable hands of Superior as we focus our energy and resources on our exciting and growing portfolio of assets, projects, and prospects in the deep and ultra-deep waters of the Gulf.”
Currently, Bullwinkle processes approximately 20,000 barrels of oil equivalent per day from four subsea fields; another significant field is expected to commence producing oil and gas through the hub by mid this year. Bullwinkle sits on Green Canyon Block 65 in 1,353 feet of water and has a cumulative production of more than 120 million barrels of oil and 185 billion cubic feet of natural gas. Given its location at the northwestern end of one of the most prolific hydrocarbon fairways in the Gulf of Mexico basin, Bullwinkle has been a successful processing hub for subsea field tie-backs.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff that plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material risk factors that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved. The Company cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.